INTERRA FINANCIAL INCORPORATED
                          18,300 Shares
                               of
                          Common Stock
                        ($.125 par value)

  This Prospectus relates to an aggregate of 18,300 shares (the Shares) of Common Stock, par value $.125 per share (the "Common Stock"), of Interra Financial Incorporated, a Delaware corporation (or the "Company"), that may be sold from time to time by Louis C. Fornetti, the stockholder named herein ("Selling Stockholder"). See "Selling Stockholder." The Company will not receive any proceeds from the sale of the Shares. The Company has agreed to pay the expenses of registration of the Shares, including certain legal and accounting fees.

  Any or all of the Shares may be offered from time to time in transactions on the New York Stock Exchange, in brokerage transactions at prevailing market prices or in transactions at negotiated prices. See "Plan of Distribution."

  The Shares offered hereby have not been registered under the blue sky or securities laws of any jurisdiction, and any broker or dealer should assure the existence of an exemption from registration or effectuate such registration in connection with the offer and sale of the Shares.

  The Common Stock is traded on the New York Stock Exchange under the symbol "IFI." On January 20, 1997, the closing price of the Common Stock on the New York Stock Exchange was $39.25 per share.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
   SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
   OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                        CRIMINAL OFFENSE.

  No person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer contained herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This
Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities offered hereby in any jurisdiction in which it is not lawful or to any person to whom it is not lawful to make any such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof.

        The date of this Prospectus is February 5, 1997.

                      AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a World Wide Web site which provides on-line access to registration statements, reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at the address "http://www.sec.gov." In addition, the Common Stock of the Company is listed on the New York Stock Exchange, and reports, proxy statements and other information concerning the Company can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. This Prospectus does not contain all the information set forth in the Registration Statement and exhibits thereto which the Company has filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), and to which reference is hereby made.

         INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents of the Company which have been filed with the Commission are hereby incorporated by reference in this
Prospectus:

  (a) the Company's Annual Report on Form 10-K for the year ended December 31, 1995, as amended by the Company's report on Form 10-K/A filed on June 27, 1996;

  (b) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996;

  (c) the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, as amended by the Company's report on Form 10-Q/A filed on October 11, 1996;

  (d) the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996;

  (e)   the Company's  Current Report  on Form  8-K dated  May 1,
1996;

  (f)   the Company's  Current Report  on Form  8-K dated June 4,
1996;

  (g)   the Company's  Current Report on Form 8-K dated August 7,
1996; and

  (h)  The description of the Company's Common Stock contained in
any  Registration   Statement  filed   under  the  Exchange  Act,
including any amendment or report filed for the purpose of updating such description.

  All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained herein or in a document all or part of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company will provide without charge to any person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than certain exhibits to such documents). Requests for such copies should be directed to Carla J. Smith, Esq., Senior Vice President, General Counsel and Secretary, Interra Financial Incorporated, Dain Bosworth Plaza, 60 South Sixth Street, Minneapolis, Minnesota 55402, telephone number (612) 371-7858.

                 INTERRA FINANCIAL INCORPORATED

General

  Interra Financial Incorporated (the "Company") is a holding company based in Minneapolis, Minnesota. The Company offers regional securities broker-dealer and investment banking services through its wholly owned subsidiaries, Dain Bosworth Incorporated ("Dain Bosworth"), headquartered in Minneapolis, Minnesota, and Rauscher Pierce Refsnes, Inc. ("Rauscher Pierce Refsnes"), headquartered in Dallas, Texas. Both Dain Bosworth and Rauscher Pierce Refsnes deal in securities of and are market-makers for entities based throughout the United States.

  Research and investment banking activities are generally concentrated on entities based in their respective regions. The Company's largest subsidiary, Dain Bosworth, serves the Midwest, Rocky Mountain and Pacific Northwest regions of the United States. Rauscher Pierce Refsnes primarily serves the Southwest region of the United States.

  Each of Dain Bosworth and Rauscher Pierce Refsnes, as well as the correspondent brokerage firms serviced through Rauscher Pierce Refsnes' RPR Correspondent Services unit, based in St. Louis, Missouri, clears and settles all securities trades on a fully disclosed basis through Interra Clearing Services, Inc. ("ICS"), a third wholly owned subsidiary and registered broker-dealer based in Minneapolis, Minnesota. ICS also provides technology and information services to the Company and its subsidiaries.

  Interra Advisory Services, Inc. ("IAS"), the Company's wholly owned money management subsidiary, manages a series of mutual funds, Great Hall Investment Funds, and also provides fixed income portfolio management services through its Insight Investment Management division. IAS also supports the sale by Dain Bosworth and Rauscher Pierce Refsnes investment executives of externally managed mutual funds, cash management products and other externally managed packaged products.

  The Company was incorporated under the laws of the State of Delaware in 1973. The Company's principal offices are located at Dain Bosworth Plaza, 60 South Sixth Street, Minneapolis, Minnesota 55402-4422, and its telephone number at that address is
(612) 371-7750. For further information concerning the Company, see the documents incorporated by reference herein as described under "Incorporation of Certain Documents by Reference."

                       SELLING STOCKHOLDER

  The Selling Stockholder may sell a maximum of 18,300 Shares pursuant to this Prospectus. The Selling Stockholder currently serves as the Executive Vice President and Chief Financial Officer of the Company. The Selling Stockholder acquired the Shares upon entering into a Restricted Stock Agreement with the Company on July 17, 1995. Pursuant to the terms of the Restricted Stock Agreement, 50% of the Shares vested on December 31, 1996, and the remaining 50% will vest on December 31, 1997, unless otherwise forfeited or accelerated in accordance with the terms of the Restricted Stock Agreement. Upon vesting, the Shares will become shares of unrestricted Common Stock of the Company.

                         USE OF PROCEEDS

  The Shares will be offered and sold by the Selling Stockholder for his own account. The Company will not receive any proceeds from the sale of the Shares pursuant to this Prospectus. The Company has agreed to pay the expenses of registration of the Shares.

                      PLAN OF DISTRIBUTION

  The Selling Stockholder may offer and sell the Shares from time to time in transactions on the New York Stock Exchange, in
brokerage  transactions   at  prevailing   market  prices  or  in
transactions at  negotiated prices.   Sales  may be  made  to  or
through brokers or dealers who may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholder or the purchasers of Shares for whom such brokers or dealers may act as agent or to whom they may sell as principal, or both. As of the date of this Prospectus, the Company is not aware of any agreement, arrangement or understanding between any broker or dealer and the Selling Stockholder.

  The Selling Stockholder and any brokers or dealers acting in connection with the sale of the Shares hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit realized by them on the resale of Shares as principals may be deemed underwriting compensation under the Securities Act.

                             EXPERTS

  The consolidated financial statements incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by KPMG Peat Marwick LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                          LEGAL MATTERS

  The validity of the Shares offered hereby has been passed upon for the Company by Dorsey & Whitney LLP, 220 South Sixth Street,
Minneapolis, Minnesota 55402.

No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company, any Selling Stockholder or any other person. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy to any person in any jurisdiction in which such offer or solicitation would be unlawful or to any person to whom it is unlawful. Neither the delivery of this Prospectus nor any offer or sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or that the information contained herein is correct as of any time subsequent to the date hereof.

TABLE OF CONTENTS

Available Information

Incorporation of Certain Documents By Reference
Interra Financial Incorporated
Selling Stockholder
Use of Proceeds
Plan of Distribution
Experts
Legal Matters

                          18,300 Shares


                 INTERRA FINANCIAL INCORPORATED

                          Common Stock

                           PROSPECTUS

                        February 5, 1997